Exhibit 23.2


KPMG Peat Marwick LLP

1600 Market Street
Philadelphia, PA 19103-7212




The Board of Governors
Willow Grove Bank


We consent to the use of our reports included herein and to the reference to our firm under the heading of "Experts", "Legal and Tax Opinions", and "Effects of the Reorganization-Tax Effects", in the prospectus of Willow Grove Bancorp, Inc. which in part of the Registration Statement on Form S-1 for Willow Grove Bancorp, Inc. and a part of Form MHC-1 and Form MHC-2 for Willow Grove Bank.



       /s/ KPMG Peat Marwick LLP


September 14, 1998
Philadelphia, Pennsylvania